Exhibit 10.4

Execution Version

TAX MATTERS AGREEMENT

by and between

Harley-Davidson, Inc.

and

LiveWire Group, Inc.

Dated September 26, 2022

TAX MATTERS AGREEMENT

This Tax Matters Agreement, dated September 26, 2022 (the “Agreement”), is by and between Harley-Davidson, Inc. (“H-D”) and LiveWire Group, Inc. (formerly known as LW EV Holdings, Inc.) (“LiveWire”). H-D and LiveWire are sometimes referred to herein as the “Parties” and each a “Party.”

RECITALS

WHEREAS, H-D is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and income, gain, loss and deduction of certain former, present and future members of the LiveWire Group (defined below) has been or may be included in Consolidated Returns (defined below);

WHEREAS, H-D and LiveWire may become members of a consolidated, combined, unitary, and other similar groups as defined under similar laws of U.S. state or local jurisdictions (or may have their income, gain, loss and deduction included in the Tax Returns of such groups), including both an H-D Affiliate and a LiveWire Affiliate and, accordingly, certain members of the LiveWire Group may file Combined Returns (defined below) covering United States state and local Income Taxes (defined below) with members of the H-D Group (defined below);

WHEREAS, pursuant to that certain Business Combination Agreement and Plan of Merger by and among AEA-Bridges Impact Corp., LW EV Merger Sub, Inc., LiveWire EV, LLC, H-D and LiveWire (the “BCA” and the transactions contemplated under the BCA, the “Business Combination”), H-D will contribute LiveWire EV, LLC to LiveWire in exchange for a certain number of the issued and outstanding shares of common stock of LiveWire, par value of $0.0001 per share as may be adjusted, as further described therein (“LiveWire Common Stock”);

WHEREAS, in the event that H-D’s ownership of LiveWire following the Business Combination equals or is greater than 80.0 percent of the voting power (as determined for applicable Tax purposes) and value of the LiveWire Common Stock (or other applicable minimum threshold for state or local Income Tax purposes), the Parties wish to set forth how certain Tax (defined below) matters would be handled;

WHEREAS, in the event that a Deconsolidation Event (as defined below) occurs, the Parties wish to set forth how certain Tax matters would be handled; and

WHEREAS, it is appropriate and desirable to set forth the principles and responsibilities of the Parties regarding the allocation of Taxes and other related liabilities and adjustments with respect to Taxes, preparation of Tax Returns, Tax audits, and certain other Tax matters that affect the H-D Group and the LiveWire Group.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means any Legal Entity that is Controlled by the Person in question. “LiveWire Affiliate” means an Affiliate of LiveWire. “H-D Affiliate” means an Affiliate of H-D other than LiveWire and any LiveWire Affiliate.

“Affiliation Year” means with respect to any applicable Tax, each taxable year, or portion thereof, commencing on the Initial Consolidation Date with respect to which a Consolidated Return or Combined Return is or will be filed. For any taxable year in which (i) the Initial Consolidation Date occurs, with respect to LiveWire, Affiliation Year shall include only the portion of the taxable year beginning the day after the Initial Consolidation Date and (ii) a Deconsolidation Date occurs, with respect to LiveWire, Affiliation Year shall include only the portion of the taxable year ending on the Deconsolidation Date.

“After Tax Amount” means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including the receipt or payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes) determined by using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Audit” includes any audit, investigation, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial.

“BCA” has the meaning set forth in the Recitals of this Agreement.

“Business Combination” has the meaning set forth in the Recitals of this Agreement.

“Business Combination Date” means the date of closing of the Business Combination.

“Business Day” means Monday through Friday, excluding days on which the New York Stock Exchange is regularly closed for business.

“Closing Date” has the meaning set forth in the BCA.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Combined Return” means any Tax Return with respect to Income Taxes (other than with respect to United States federal Income Taxes or any Income Tax imposed by a jurisdiction that is not the United States, any state thereof or locality therein, or the District of Columbia) filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein LiveWire or one or more LiveWire Affiliates join in the filing of such Tax Return (for any taxable period) with H-D or one or more H-D Affiliates.

“Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein one or more members of the LiveWire Group join in the filing of such Tax Return (for any taxable period or portion thereof) with H-D or the H-D Affiliated Group.

“Control” or “Controlled” means the ownership of stock or other ownership interests, directly or indirectly, possessing at least 50 percent of the total combined voting power of all classes of stock or other ownership interest entitled to vote.

“Controlling Party” has the meaning set forth in Section 7.01 of this Agreement.

“Credit” or “Credits” means any credit or credits against United States federal Income Tax or, as applicable, against United States state or local Tax. Credits include, but are not limited to, foreign Tax credits, research credits, research and development credits, minimum Tax credits, low-income housing credits, investment Tax credits, and targeted job credits.

“Deconsolidation Date” means the date on which a Deconsolidation Event occurs.

“Deconsolidation Event” means, with respect to LiveWire and/or any LiveWire Affiliate, following the Initial Consolidation Date, any event or transaction that causes LiveWire and/or one or more LiveWire Affiliates to no longer be eligible to join with H-D or one or more H-D Affiliates in the filing of a Consolidated Return or a Combined Return.

“Estimated Tax Installment Date” means, with respect to United States federal Income Taxes, the estimated Tax installment due dates prescribed in Section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made under the laws with respect to such Tax.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of: (a) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (c) any allowance of a Refund or Credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund or Credit may be recovered by the jurisdiction imposing the Tax; or (d) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Group” means the LiveWire Group or the H-D Group, as the context requires.

“H-D” has the meaning set forth in the introductory paragraph to this Agreement.

“H-D Affiliate” has the meaning set forth under “Affiliate”.

“H-D Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and Treasury Regulations promulgated thereunder) of which H-D is the common parent.

“H-D Business” means all of the businesses and operations conducted by H-D and H-D Affiliates, excluding the LiveWire Business, at any time, whether prior to or after the Business Combination Date.

“H-D Group” means H-D and all H-D Affiliates that are or have been members of the H-D Affiliated Group at any time on or prior to a Deconsolidation Event but, for the avoidance of doubt, does not include any member of the LiveWire Group.

“Income Tax” or “Income Taxes” means any Taxes imposed on or determined by reference to gross or net income or profits or any other measure of income or profits. For the avoidance of doubt, Income Taxes shall include Taxes with multiple bases (including corporate franchise, doing business, or occupation Taxes) if one or more of the bases upon which such Tax may be based, by which it may be measured, or with respect to which it may be calculated is income or profits (including any capital gains, gross receipts, value added, or minimum Tax).

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Independent Entity” has the meaning set forth in Section 9.04 of this Agreement.

“Initial Consolidation Date” means, with respect to any applicable Tax, the initial date upon which H-D’s ownership of LiveWire has met the applicable minimum threshold required to file either a Combined Return or Consolidated Return.

“IRS” means the United States Internal Revenue Service.

“Joint Responsibility Item” means any Tax Item for which the non-Controlling Party’s could be adversely affected, including as a result of payment responsibility under this Agreement, in an amount that could exceed two hundred fifty thousand dollars ($250,000), but not a Sole Responsibility Item.

“Law” has the meaning set forth in the BCA.

“Legal Entity” means a corporation, partnership, limited liability company, or other entity under state or other applicable organizational law.

“LiveWire Business” means the business and operations conducted by LiveWire and LiveWire Affiliates as such business and operations will continue after the Business Combination Date.

“LiveWire Group” means LiveWire and any LiveWire Affiliate, but, for the avoidance of doubt, does not include the H-D Group.

“LiveWire Separate Federal Tax Liability” means an amount equal to the Tax liability that LiveWire and each LiveWire Affiliate would have incurred if they had filed a Tax Return with respect to United States federal Income Taxes filed on a consolidated basis (with LiveWire as the common parent corporation) separate from the members of the H-D Group, for the relevant Tax period, and such amount shall be computed by H-D (a) in a manner consistent with (i) general Tax accounting principles, (ii) the Code and the Treasury regulations promulgated thereunder and in a manner otherwise consistent with determining the H-D Group’s consolidated U.S. federal Income Tax liability, and (iii) to the extent allowed by applicable law, past practice, if any, and (b) taking into account any (i) Tax Asset attributable to LiveWire or any LiveWire Affiliate to the extent not previously taken into account to reduce LiveWire’s or any LiveWire Affiliate’s taxable income for purposes of this definition, (ii) which is attributable to or first arose in a taxable period of LiveWire or any LiveWire Affiliate that is an Affiliation Year and (iii) has been utilized by H-D or will be utilized by H-D in the current Tax period to offset the H-D Affiliated Group’s consolidated United Stated federal Income Tax liability.    For simplicity, in the case of any limitations on the use of net operating losses, Credits, or other tax attributes which, in the related Consolidated Return, are determined on a consolidated basis (such as the foreign tax credit limitation) or by taking into account items related to Persons other than the member which generated such tax attribute (such as the limitation on the deductibility of interest expense under Section 163(j) or Section 861 of the Code), the LiveWire Separate Federal Tax Liability shall be determined based on the actual amount of such limitations in the related Consolidated Return, and not by recalculating such limitations as though a separate United States federal consolidated return was filed.

“LiveWire Separate Other Tax Liability” means an amount equal to any and all Income Taxes of any state or locality of the United States and the District of Columbia for a relevant Tax period with respect to or as a result of, assets or activities of LiveWire and the LiveWire Affiliates, determined for each relevant jurisdiction for which a Combined Return is filed using principles analogous to the principles used to compute the LiveWire Separate Federal Tax Liability.

“Losses” means collectively, any and all claims, damages, losses, judgments, liabilities, costs, and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit, or proceeding).

“Non-Income Tax Return” means any Tax Return relating to any Tax other than an Income Tax.

“Owed Party” has the meaning set forth in Section 6.05(a) of this Agreement.

“Owing Party” has the meaning set forth in Section 6.05(a) of this Agreement.

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Payment Period” has the meaning set forth in Section 6.05(e) of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency, or political subdivision thereof, without regard to whether any entity is treated as disregarded for United States federal income tax purposes.

“Post-Affiliation Period” means, for any period beginning after the Initial Consolidation Date, (a) a taxable period that begins after the Deconsolidation Date, and (b) with respect to any taxable period that includes (but does not end on) the Deconsolidation Date, the portion of such taxable period beginning after the Deconsolidation Date.

“Pre-Deconsolidation Period” means, for any period beginning after the Initial Consolidation Date, (a) a taxable period that ends on or before the Deconsolidation Date, and (ii) with respect to any taxable period that includes (but does not end on) the Deconsolidation Date, the portion of such taxable period beginning before the Deconsolidation Date and ending at the end of the Deconsolidation Date.

“Refund” means any refund of Taxes, including any reductions of Taxes paid or payable by means of Credits, offsets, or otherwise.

“Securities Laws” means the Exchange Act and the Securities Act (as each is defined under the BCA).

“Separation Agreement” means that certain Separation Agreement by and between H-D and LiveWire EV, LLC, dated as of September 26, 2022.

“Sole Responsibility Item” means any Tax Item for which the non-Controlling Party has the entire economic liability or responsibility under applicable law or this Agreement.

“Tax” or “Taxes” means any federal, state, foreign, or local income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax of any kind imposed whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been realized or utilized during the taxable period in which it has accrued, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, charitable deduction carryforward and Credits.

“Taxing Authority” means any federal, state, local, or foreign jurisdiction (including any subdivision and any revenue agency of such a jurisdiction) imposing Taxes and the agency, if any, charged with the collection of such Taxes for such authority.

“Tax Item” means any item of income, gain, loss, deduction, or Credit, or other similar attribute that may have the effect of increasing or decreasing any Tax paid or payable in any taxable period.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Treasury Regulations” mean the final and temporary (but not proposed) United States Treasury regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.01 H-D’s Responsibility

Subject to the other applicable provisions of this Agreement, H-D shall have sole and exclusive responsibility (at its own expense) for the preparation and filing of:

(a) all Consolidated Returns and Combined Returns for any taxable period;

(b) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to H-D, any H-D Affiliate or the H-D Business for any taxable period; and

(c) for the avoidance of doubt, all Non-Income Tax Returns with respect to H-D, any H-D Affiliate or the H-D Business or any part thereof for any taxable period.

Section 2.02 LiveWire’s Responsibility

Subject to the other applicable provisions of this Agreement, LiveWire shall have the responsibility for the preparation and filing (at its own expense) of:

(a) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to LiveWire, any LiveWire Affiliate or the LiveWire Business for any taxable period beginning after the Closing Date; and

(b) for the avoidance of doubt, all Non-Income Tax Returns with respect to LiveWire, any LiveWire Affiliate or the LiveWire Business or any part thereof for any taxable period beginning after the Closing Date.

Section 2.03 Manner of Tax Return Preparation

(a) Preparation. Subject to the terms and conditions of this Agreement, H-D shall have the exclusive right, in its reasonable discretion, with respect to any Tax Return described in Section 2.01 to determine all relevant matters, including (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions, and principles of taxation to be used and the manner in which any Tax Asset or Tax-related matter regarding such Tax Return shall be reported, (ii) whether any extensions may be requested, (iii) subject to Section 2.03(b) and Section 2.03(c), the elections that will be made by H-D, any H-D Affiliate, LiveWire, or any LiveWire Affiliate on such Tax Return, (iv) whether any amendment(s) to any such Tax Return shall be filed, (v) whether any claim(s) for Refund shall be made in respect of Taxes shown on any such Tax Return, (vi) whether any such Refund shall be received by way of refund in cash or credited against any liability for the related Tax, and (vii) whether to retain outside firms to prepare or review such Tax Returns; provided that in the case of clauses (i) and (iii) such determinations will be made in a manner consistent with the definition of LiveWire Separate Federal Tax Liability.

(b) LiveWire Separate Tax Liability. Without limiting the information required to be provided in Section 2.04, in the case of any Consolidated Return or Combined Return that includes LiveWire Tax Items that in the aggregate are gross revenue or expenses in excess of five million dollars ($5,000,000), H-D shall provide to LiveWire a pro forma draft of the portion of such Tax Return that reflects the LiveWire Separate Federal Tax Liability or LiveWire Separate Other Tax Liability, as applicable, and a statement showing in reasonable detail H-D’s calculation of the LiveWire Separate Federal Tax Liability or LiveWire Separate Other Tax Liability, as applicable (including copies of all worksheets and other materials used in preparation thereof) at least thirty (30) days prior to the due date (with applicable extensions) for the filing of such Tax Return for LiveWire’s review and comment. LiveWire shall provide its comments in writing to H-D at least ten (10) days prior to the due date (with applicable extensions) for the filing of such Tax Return, and H-D shall, in preparing the relevant

Consolidated Return or Combined Return, consider in good faith any such comments reasonably made by LiveWire that relate solely to LiveWire Tax Items. LiveWire shall (i) promptly reimburse H-D for its reasonable, documented out-of-pocket incremental expenses incurred in preparing any such pro forma draft, and (ii) bear its own expenses in reviewing and commenting on any such draft.

(c) LiveWire Elections. If reasonably requested by H-D, LiveWire and the appropriate members of the LiveWire Group shall make or give their consent to such elections or other matters relating to the LiveWire Group as H-D determines are necessary or advisable in connection with the filing of any such Tax Returns described in Section 2.01; provided that no member of the LiveWire Group shall be required to make or give consent to any election or other matter that (i) would disproportionately and adversely affect LiveWire as compared to H-D (provided, however, that H-D’s utilization of a Tax Asset shall not be considered an action that disproportionately and adversely affects LiveWire), or (ii) such member of the LiveWire Group is not legally able to make or give. In addition, no member of the LiveWire Group may elect to be considered as not having been a member of the H-D Affiliated Group for United States federal Income Tax purposes for any Affiliation Year, and no LiveWire Affiliate may elect to be considered as not having been a member of a Combined Return for any Affiliation Year, without the prior written consent of H-D or unless required under Section 1503(a)(3) of the Code (or similar or analogous provision of state or local law).

Section 2.04 Information

(a) LiveWire shall use commercially reasonable efforts to timely provide, in accordance with H-D’s internal tax return calendar, which will be provided to LiveWire on a rolling one-year schedule, all information that H-D shall reasonably request, in such form as H-D shall reasonably request, in each case in writing in order to enable H-D to prepare the Tax Returns that it is required to prepare under this Agreement and compute all estimated Tax payments (for purposes of Section 6.01 of this Agreement).

(b) Promptly after finalizing any final Consolidated Return or final Combined Return for a relevant taxable period, H-D shall provide LiveWire with a written calculation in reasonable detail (including, upon reasonable request, copies of all work sheets and other materials used in preparation thereof) setting forth the amount of any LiveWire Separate Federal Tax Liability or LiveWire Separate Other Tax Liability. No later than three (3) Business Days prior to the date on which any estimated LiveWire Separate Federal Tax Liability or estimated LiveWire Separate Other Tax Liability (for purposes of Section 6.01 of this Agreement) is due, H-D shall provide LiveWire with a written calculation in reasonable detail (including, upon reasonable request, copies of all work sheets and other materials used in preparation thereof) setting forth such estimated amounts. Such computations shall include an accounting of the amount of any losses or credit carryforwards attributable to LiveWire or any member of the LiveWire Group that are available to be utilized to reduce the LiveWire Separate Federal Tax Liability or LiveWire Separate Other Tax Liability in the current period and any future taxable years and any limitations thereon. Without limiting the foregoing, H-D and LiveWire shall each use commercially reasonable efforts to provide by January 15th of each year that is an Affiliation Year, in accordance with the other Party’s reasonable written request, all information in respect of Tax matters hereunder reasonably required by such Party in order to prepare its audited financial statements in accordance with GAAP and to make any filings required by applicable Securities Laws.

Section 2.05 Agent

With respect to any Affiliation Year, LiveWire hereby irrevocably designates, and agrees to cause each LiveWire Affiliate to so designate, H-D as its sole and exclusive agent and attorney-in-fact and agrees to take such action and to cause each LiveWire Affiliate to take such action (including execution of powers of attorney and other documents) as H-D may reasonably request in connection with any matter relating to Taxes.

ARTICLE III

LIABILITY FOR TAXES

Section 3.01 LiveWire’s Liability for Taxes

LiveWire and each LiveWire Affiliate shall be jointly and severally liable for the following Taxes, and shall be entitled to receive and retain all Refunds of Taxes previously incurred by LiveWire, any LiveWire Affiliate, or the LiveWire Business with respect to such Taxes:

(a) all Taxes with respect to Tax Returns described in Section 2.01(a) of this Agreement to the extent that such Taxes are related to (i) the LiveWire Separate Federal Tax Liability for any Affiliation Year, (ii) the LiveWire Separate Other Tax Liability for any Affiliation Year, or (iii) the LiveWire Business, for any taxable period beginning after the Closing Date;

(b) all Taxes with respect to Tax Returns described in Section 2.02 of this Agreement; and

(c) all Taxes imposed by any Taxing Authority with respect to the LiveWire Business, LiveWire or any LiveWire Affiliate (other than in connection with the required filing of a Tax Return described in Section 2.01(a) or Section 2.02 of this Agreement) for any taxable period beginning after the Closing Date; provided that LiveWire shall not be responsible or liable for any such Taxes (i) that are interest imposed by a Taxing Authority as a result of the failure of H-D to file any Tax Return for which it is responsible by the due date of such Tax Return (including automatic extensions), unless such failure is caused by LiveWire failing to provide to H-D the information required by Section 2.04(a) in a timely manner, or (ii) for the avoidance of doubt that relate to any Tax Asset that has been previously utilized by H-D to reduce income of the H-D Group and which Tax Asset has not been applied to reduce the amount of any LiveWire Separate Federal Tax Liability or LiveWire Separate Other Tax Liability.

Section 3.02 H-D’s Liability for Taxes

H-D and each H-D Affiliate shall be jointly and severally liable for the following Taxes, and shall be entitled to receive and retain all Refunds of Taxes previously incurred by H-D, any H-D Affiliate, or the H-D Business with respect to such Taxes:

(a) except as provided in Section 3.01(a) of this Agreement, all Taxes with respect to Tax Returns described in Section 2.01(a) of this Agreement;

(b) all Taxes with respect to Tax Returns described in Section 2.01(b) or Section 2.01(c) of this Agreement; and

(c) all Taxes imposed by any Taxing Authority with respect to H-D, any H-D Affiliate, or the H-D Business (other than in connection with the required filing of a Tax Return described in Section 2.01(a) or Section 2.01(b) of this Agreement) for any taxable period.

Section 3.03 Taxes, Refunds and Credits

Notwithstanding in Section 3.01 and Section 3.02 of this Agreement, (a) H-D and each H-D Affiliate shall be jointly and severally liable for all Taxes incurred by any Person with respect to the H-D Business for all taxable periods and shall be entitled to all Refunds and Credits of Taxes previously incurred by any Person with respect to such Taxes, and (b) LiveWire and each LiveWire Affiliate shall be jointly and severally liable for all Taxes incurred by any Person with respect to the LiveWire Business for all taxable periods and shall be entitled to all Refunds and Credits of Taxes previously incurred by any Person with respect to such Taxes.

Section 3.04 Payment of Tax Liability

If one Party is liable or responsible for Taxes, under Section 3.01 through Section 3.03 of this Agreement with respect to Tax Returns for which another Party is responsible for filing, or with respect to Taxes that are paid by another Party, or receives any Refund or Credit of Taxes for which another Party is entitled to receive pursuant to this Agreement, then the liable or responsible Party shall pay the Taxes (or a reimbursement of such Taxes) or such Refund or the amount of such Credit to the other Party pursuant to Section 6.05 of this Agreement.

Section 3.05 Computation

H-D shall perform all computations hereunder in good faith and with due care.

ARTICLE IV

DECONSOLIDATION EVENTS

Section 4.01 Tax Allocations

(a) Allocation of Tax Items. In the case of a Deconsolidation Event, all Tax computations for (i) any Pre-Deconsolidation Periods ending on the date of the Deconsolidation Date and (ii) the immediately following taxable period of LiveWire or any LiveWire Affiliate, shall be made pursuant to the principles of Treasury Regulation Section 1.1502-76(b) (or of a corresponding provision under the laws of other jurisdictions), as reasonably determined by H-D applying, to the greatest extent permissible, the “end of the day” rule contained in Treasury Regulation Section 1.1502-76(b)(1)(ii) and without any “ratable allocation” election without the prior written consent of LiveWire, not to be unreasonably withheld, conditioned or delayed.

(b) Allocation of Tax Assets. In the case of a Deconsolidation Event, H-D and LiveWire shall reasonably cooperate in determining the allocation of any Tax Assets among H-D, each H-D Affiliate, LiveWire, and each LiveWire Affiliate, which allocation shall be performed in a manner consistent with the Code, the Treasury Regulations thereunder, and any other applicable legal authorities. The Parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that is required under Article III of this Agreement to bear the liability for the Tax associated with such Tax Asset, or in the case where no Party is required hereunder to bear such liability, the Party that incurred the cost or burden associated with the creation of such Tax Asset.

Section 4.02 Carrybacks

(a) Net Operating Losses. In the case of a Deconsolidation Event, notwithstanding any other provision of this Agreement, LiveWire shall elect to the extent permissible under applicable law to relinquish any right to carry back net operating losses to any Pre-Deconsolidation Periods of H-D (and LiveWire shall not be entitled to any payment or reimbursement from H-D by reason of such carrybacks).

(b) Other. If, following a Deconsolidation Event, a member of the LiveWire Group has a net operating loss, a net capital loss, or is entitled to credits against tax which such member of the LiveWire Group, under applicable provisions of the Code or applicable Treasury Regulations, is required to carry back to a taxable period or taxable periods of the Group during which such member of the LiveWire Group was a member of the H-D Affiliated Group, H-D shall have no obligation to pay to such member of the LiveWire Group the amount of any Refund or Credit of federal income tax that H-D may receive as a result of the carryback by such member of the LiveWire Group of any such losses or credits.

Section 4.03 Continuing Covenants

Unless otherwise required by applicable law, each of H-D (for itself and each H-D Affiliate) and LiveWire (for itself and each LiveWire Affiliate) agrees (a) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, in each case, except as agreed in writing with the other Party or expressly provided for in this Agreement, (b) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax benefit or avoid a Tax detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost or liability not fully compensated for by the other Party or any other adverse effect to such Party, and (c) to use their commercially reasonable efforts to enter into any other agreements necessary to carry out the intent of this Section 4.03. The Parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the Parties with respect to matters otherwise covered by this Agreement.

ARTICLE V

INDEMNIFICATION

Section 5.01 In General

H-D and each member of the H-D Group shall jointly and severally indemnify LiveWire, each LiveWire Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which H-D or any H-D Affiliate is liable under this Agreement and any losses, costs, damages or expenses, including reasonable attorneys’ fees and out-of-pocket costs, that are attributable to, or result from, the failure of H-D, any H-D Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. LiveWire and each member of the LiveWire Group shall jointly and severally indemnify H-D, each H-D Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which LiveWire or any LiveWire Affiliate is liable under this Agreement and any losses, costs, damages or expenses, including reasonable attorneys’ fees and out-of-pocket costs, that are attributable to, or result from, the failure of LiveWire, any LiveWire Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. For the avoidance of doubt, nothing in this Section 5.01 shall imply that the indemnification above must be increased for Taxes owing with respect to such payments and payments hereunder shall not be required to be so increased unless explicitly provided in this Agreement.

Section 5.02 Inaccurate or Incomplete Information

H-D and each member of the H-D Group shall jointly and severally indemnify LiveWire, each LiveWire Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other documented expense of any kind attributable to the failure of H-D or any H-D Affiliate in supplying LiveWire or any LiveWire Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return. LiveWire and each member of the LiveWire Group shall jointly and severally indemnify H-D, each H-D Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other documented expense of any kind attributable to the failure of LiveWire or any LiveWire Affiliate in supplying H-D or any H-D Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

Section 5.03 No Indemnification for Tax Items

Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of H-D, any H-D Affiliate, LiveWire or any LiveWire Affiliate. In addition, for the avoidance of doubt, for purposes of determining any amount owed between the Parties hereto, all such determinations shall be made without regard to any financial accounting tax asset or liability or other financial accounting items.

ARTICLE VI

PAYMENTS

Section 6.01 Estimated Payments

Not later than three (3) Business Days prior to each Estimated Tax Installment Date with respect to a Taxable period for which a Consolidated Return or a Combined Return will be filed, H-D shall provide LiveWire with (a) a written notice setting forth the amount payable by LiveWire in respect of any estimated LiveWire Separate Federal Tax Liability or estimated LiveWire Separate Other Tax Liability, as applicable, that LiveWire otherwise would have been required to pay to a Taxing Authority on such Estimated Tax Installment Date and (b) a written computation of such amount, together with reasonable supporting information. LiveWire shall pay to H-D on behalf of the LiveWire Group an amount equal to the amount of any such estimated LiveWire Separate Federal Tax Liability or estimated LiveWire Separate Other Tax Liability, as applicable, in accordance with Section 6.05 of this Agreement. The calculations of estimated LiveWire Separate Federal Tax Liability and estimated LiveWire Separate Other Tax Liability shall be determined in a manner consistent with the manner in which H-D computes the estimated Income Tax Liability with respect to the H-D Group and this Agreement.

Section 6.02 True-Up Payments

Not later than ten (10) Business Days after receipt of any LiveWire Separate Federal Tax Liability or LiveWire Separate Other Tax Liability computation pursuant to Section 2.04(b) of this Agreement with respect to an entire taxable period, LiveWire shall pay to H-D, or H-D shall pay to LiveWire, as appropriate, an amount equal to the difference, if any, between the LiveWire Separate Federal Tax Liability or the LiveWire Separate Other Tax Liability, as applicable, and the aggregate amount paid by LiveWire with respect to such period under Section 6.01 of this Agreement.

Section 6.03 Redetermination Amounts

In the event of a redetermination of any Tax Item reflected on any Consolidated Return or Combined Return, as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which in any such case would affect the LiveWire Separate Federal Tax Liability or LiveWire Separate Other Tax Liability, H-D shall prepare a revised pro forma Tax Return in accordance with Section 2.03 of this Agreement but at H-D’s expense for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. LiveWire shall pay to H-D, or H-D shall pay to LiveWire, as appropriate, an amount equal to the difference, if any, between the LiveWire Separate Federal Tax Liability or LiveWire Separate Other Tax Liability, as applicable, reflected on such revised pro forma Tax Return and the LiveWire Separate Federal Tax Liability or the LiveWire Separate Other Tax Liability, as applicable, for such period as originally computed pursuant to this Agreement, provided that such amounts shall be equitably adjusted to account for (i) any Tax Asset of LiveWire that has been previously utilized by H-D to reduce income of the H-D Group and which Tax Asset has not been applied to reduce the amount of any LiveWire Separate Federal Tax Liability or LiveWire Separate Other Tax Liability and (ii) any Tax Asset of LiveWire that has been applied to reduce LiveWire Separate Federal Tax Liability or LiveWire Separate Other Tax Liability.

Section 6.04 Payments of Refunds, Credits and Reimbursements

If one Party receives a Refund or Credit of any Tax to which the other Party is entitled pursuant to Section 3.03 of this Agreement, the Party receiving such Refund or Credit shall pay to the other Party the amount of such Refund or Credit pursuant to Section 6.05 of this Agreement. If one Party pays a Tax with respect to which the other Party is liable of responsible pursuant to Section 3.01 through Section 3.03 of this Agreement, then the liable or responsible Party shall pay to the other Party the amount of such Tax pursuant to Section 6.05 of this Agreement.

Section 6.05 Payments Under This Agreement

(a) In General. In the event that one Party (the “Owing Party”) is required to make a payment to another Party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 6.05. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) Business Days after delivery of written notice of payment owing together with a computation of the amounts due.

(b) Treatment of Payments. Unless otherwise required by any Final Determination, the Parties agree that any payments made by one Party to another Party pursuant to this Agreement (other than (i) payments for the LiveWire Group Separate Federal Tax Liability or LiveWire Separate Other Tax Liability for any Post-Affiliation Period, (ii) payments of interest pursuant to Section 6.05(e) of this Agreement, (iii) payments of After Tax Amounts pursuant to Section 6.05(d) of this Agreement) shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Deconsolidation Event and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

(c) Prompt Performance. All actions required to be taken (including payments) by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly. In the event any of the time periods for performance herein are determined to be insufficient to comply with relevant Tax and other filing obligations while providing the Parties a commercially reasonable period of time to review materials that they are otherwise entitled to review hereunder, then the Parties shall mutually agree to an adjustment to the applicable time periods to permit such compliance and commercially reasonable period of review.

(d) After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 6.05(e) of this Agreement) is subject to any Tax, the Party making such payment shall be liable for (i) the After Tax Amount with respect to such payment and (ii) interest at the rate described in Section 6.05(e) of this Agreement on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A Party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a Party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

(e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.

ARTICLE VII

TAX PROCEEDINGS

Section 7.01 In General

Except as otherwise provided in this Agreement, (a) with respect to Tax Returns described in Section 2.01 of this Agreement, H-D and (b) with respect to Tax Returns described in Section 2.02 of this Agreement, LiveWire (in either case, the “Controlling Party”), shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of H-D, any H-D Affiliate, LiveWire, and/or any LiveWire Affiliate in any

Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Controlling Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Controlling Party.

Section 7.02 Participation of Non-Controlling Party

The non-Controlling Party shall have control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Sole Responsibility Item. The Controlling Party and the non-Controlling Party shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Joint Responsibility Item. The Controlling Party shall not settle any Audit it controls concerning a Tax Item on a basis that would reasonably be expected to adversely affect the non-Controlling Party by at least two hundred fifty thousand dollars ($250,000) without obtaining such non-Controlling Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.03 Notice

Within ten (10) Business Days after a Party becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such Party shall give prompt notice to the other Party of such issue (such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall promptly forward to the other Party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in Section 9.08 of this Agreement to the contrary, if a Party to this Agreement fails to provide the other Party notice as required by this Section 7.03, and the failure results in a detriment to the other Party then any amount which the other Party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

ARTICLE VIII

BOOKS AND RECORDS

Section 8.01 Retention Period

In the event of a Deconsolidation Event, each of the Parties agrees that it shall retain all Tax Returns, related schedules and work papers, and all other material records and other documents as required under Section 6001 of the Code and the Treasury Regulations promulgated thereunder existing on the date hereof, or created through the Deconsolidation Date until the later of: (a) the expiration of the appropriate statutes of limitations (including any extensions to the extent such Party has notice of such extension) plus ninety (90) days, or (b) a Final Determination of any payments which may be required in respect of such years under this Agreement, Each Party shall make available to the other Party copies of any such documentation or information, as reasonably requested by the other Party. Without limiting the foregoing, LiveWire shall cooperate with H-D in identifying such books, records, or information that reasonably may be relevant to an Audit with respect to any Affiliation Year and shall provide copies of any such books, records, or information to H-D within 180 days after the Deconsolidation Date. Any information obtained pursuant to this Agreement, or any other information obtained by H-D or LiveWire relating to a Tax position of either Party shall be kept confidential by the Parties hereto, except if otherwise required by a Taxing Authority or applicable Securities Laws.

Section 8.02 Tax Attributes

Each of LiveWire and H-D shall maintain for the period specified in Section 8.01 and provide to the other Party upon request information that will enable such other Party to determine, clarify, or verify the adjusted Tax bases of the LiveWire stock held by H-D, LiveWire’s assets, both tangible and intangible, including the stock of all directly and indirectly owned subsidiaries of LiveWire which were members of the H-D Group or the LiveWire Group at any time during Affiliation Years; and the adjusted Tax bases of all assets, both tangible and intangible, of such subsidiaries during such Affiliation Years. In addition, (i) LiveWire shall provide to H-D, calculated as of the Initial Consolidation Date, and (ii) H-D shall provide to LiveWire as of any Deconsolidation Date upon written request all relevant information required for the determination of earnings and profits of any members of the LiveWire Group (on a standalone basis), calculated in accordance with applicable provisions of the Code and the Treasury Regulations thereunder.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Term; Effective Date

This Agreement shall apply as of the Initial Consolidation Date and shall remain in effect unless the Parties agree in writing to terminate this Agreement. Notwithstanding any termination of this Agreement, this Agreement shall continue in effect with respect to any payment or indemnification due for all taxable periods prior to the termination during which this Agreement was in effect.

Section 9.02 Reserved.

Section 9.03 Notices

Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by electronic mail (with confirmed receipt), addressed as follows:

if to LiveWire, to:

c/o HoldCo

3700 West Juneau Avenue

Milwaukee, WI 53208

Attention: Chief Legal Officer

Email:Paul.Krause@harley-davidson.com and

H-DGeneralCounsel@harley-davidson.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Ryan Maierson

Email: ryan.maierson@lw.com

Attention: Jason Morelli

Email: jason.morelli@lw.com

if to H-D to:

c/o Harley-Davidson, Inc.

3700 West Juneau Avenue

Milwaukee, WI 53208

Attention: Chief Legal Officer

Email:Paul.Krause@harley-davidson.com and

H-DGeneralCounsel@harley-davidson.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Ryan Maierson

Email: ryan.maierson@lw.com

Attention: Jason Morelli

Email: jason.morelli@lw.com

Section 9.04 Dispute Resolution.

In the event that H-D or any member of the H-D Group, as the case may be, on the one hand, and LiveWire or any member of the LiveWire Group, as the case may be, on the other hand, disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the Chief Financial Officer of H-D and the Chief Financial Officer of LiveWire shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) Business Days following the commencement of the dispute, H-D and LiveWire shall jointly retain a tax attorney practicing with a nationally recognized law firm or independent public accounting firm, which firm is independent of both Parties, or a retired Federal judge experienced in matters involving Taxes (the “Independent Entity”), to resolve the dispute. If the Parties are unable to agree on an Independent Entity, then each Party shall appoint a Person who would qualify as an Independent Entity (but for the approval of the other Party), and such Persons shall then appoint a Person who meets the above description as the Independent Entity and who shall serve as the Independent Entity. The Independent Entity shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all Parties involved. Unless the Parties agree to a later time in writing, the Independent Entity shall reach its decision within sixty (60) Business Days after the Independent Entity is appointed. Following the decision of the Independent Entity, H-D, and members of the H-D Group, and LiveWire and members of the LiveWire Group, shall each take or cause to be taken any action necessary to implement the decision of the Independent Entity. The fees and expenses relating to the Independent Entity shall be borne equally by H-D and LiveWire.

Section 9.05 Interpretation.

When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement is intended to calculate, allocate, and assign certain Tax responsibilities, liabilities, and benefits among the Parties to this Agreement, and any situation or circumstance concerning such calculation, allocation, and assignment that is not specifically contemplated hereby or provided for herein shall be determined in a manner consistent with the underlying principles of calculation, allocation, and assignment in this Agreement.

Section 9.06 Severability; No Presumption Against Drafter

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this

Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.07 Counterparts

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.08 No Third-Party Beneficiaries

This Agreement is not intended to confer any rights or remedies upon any Person other than (a) the Parties hereto and their respective successors and assigns and (b) the H-D Affiliates and the LiveWire Affiliates and their respective successors and assigns.

Section 9.09 Prior Tax Sharing Agreements

As of the date specified in the introductory paragraph of this Agreement, this Agreement supersedes and terminates all prior agreements as to the allocation of tax liabilities between the any member of the H-D Group, on the one hand, and any member of the LiveWire Group on the other; provided that this Agreement shall not supersede or terminate the provisions of the Separation Agreement with respect to Taxes that arise in or relate to a taxable period or portion therof ending on or prior to the Closing Date. For the avoidance of doubt, the Separation Agreement, and not this Tax Matters Agreement, shall apply with respect to Tax matters for taxable periods prior to the Closing Date.

Section 9.10 Entire Agreement; Amendments.

This Agreement embodies the entire understanding among the Parties relating to its subject matter. Any and all prior correspondence, conversations, and memoranda are merged herein and shall be without effect hereon. No promises, covenants, or representations of any kind, other than those expressly stated herein, have been made to induce either Party to enter into this Agreement. Unless mutually agreed to by the Parties, this Agreement shall not be amended, supplemented, modified, or terminated except by a writing duly signed by each of the Parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the Party sought to be bound; provided, however, (i) in the event H-D distributes LiveWire in a transaction pursuant to Section 355 of the Code, or (ii) non-United States Income Taxes become relevant, the Parties shall cooperate in good faith to amend this Agreement to address any issues associated therewith.

Section 9.11 Successors

This Agreement shall be binding upon and inure only to the benefit of the Parties, the H-D Affiliates and the LiveWire Affiliates (and their respective successors and assigns, whether by merger, acquisition of assets or otherwise); provided that, except as set forth in this Agreement, no Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto.

Section 9.12 Confidentiality

Each Party to this Agreement shall hold, and cause its officers, employees, agents, consultants, and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information that it or any of its officers, employees, agents, consultants, and advisors may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement.

Section 9.13 Performance

H-D agrees and acknowledges that H-D shall be responsible for the performance, and guarantee the obligations, of each H-D Affiliate under this Agreement. LiveWire agrees and acknowledges that LiveWire shall be responsible for the performance, and guarantee the obligations, of each LiveWire Affiliate under this Agreement.

Section 9.14 Specific Performance

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith

Section 9.15 Governing Law; Consent to Jurisdiction

(a) This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

(b) The state and federal courts located within the State of Delaware (the “Chosen Courts”) shall have exclusive jurisdiction over any and all disputes between the Parties hereto, whether in law or in equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the Parties hereto consent to and agree to subject to the exclusive jurisdiction of such Chosen Courts.

[The next page is the signature page.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the day and year first above written.

LIVEWIRE GROUP, INC.

By:	/s/ John Garcia
Name:	John Garcia
Title:	President, Secretary and Treasurer

HARLEY-DAVIDSON, INC.

By:	/s/ Paul J. Krause
Name:	Paul J. Krause
Title:	Authorized Signatory